UNITED STATES
		SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549

		        SCHEDULE 13G


		Under the Securities Exchange Act of 1934

			(Amendment No.1)


		     Wellesley Bancorp, Inc.
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			(Name of Issuer)

		Common Stock, par value $0.01 per share
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		(Title of Class of Securities)


			  949485106
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			(CUSIP Number)


			December 31, 2016
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	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







CUSIP No. 949485106
	  ---------


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1.  Names of Reporting Persons.

	Strategic Value Investors, LP

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2.  Check the Appropriate Box if a Member of a Group
(a) [x]

(b)

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3.  SEC Use Only

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4.  Citizenship or Place of Organization

State of Delaware

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				5. Sole Voting Power
					NONE
   Number of 			---------------------------------------
    Shares  			6. Shared Voting Power
   Beneficially 			203,189
    Owned by 			---------------------------------------
     Each 			7. Sole Dispositive Power
   Reporting 				NONE
   Person With:			---------------------------------------
				8. Shared Dispositive Power
					203,189

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9.  Aggregate Amount Beneficially Owned by Each Reporting Person

	203,189

-----------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [ ]

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11.  Percent of Class Represented by Amount in Row (9)
	8.2%

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12.  Type of Reporting Person
	PN


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CUSIP No. 949485106
	  ---------


-----------------------------------------------------------------------
1.  Names of Reporting Persons.

	Ben Mackovak

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2.  Check the Appropriate Box if a Member of a Group
(a) [x]

(b)

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3.  SEC Use Only

-----------------------------------------------------------------------
4.  Citizenship or Place of Organization

United States

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				5. Sole Voting Power
					NONE
   Number of 			---------------------------------------
    Shares  			6. Shared Voting Power
   Beneficially 			203,189
    Owned by 			---------------------------------------
     Each 			7. Sole Dispositive Power
   Reporting 				NONE
   Person With:			---------------------------------------
				8. Shared Dispositive Power
					203,189

-----------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

	203,189

-----------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [ ]

-----------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
	8.2%

-----------------------------------------------------------------------
12.  Type of Reporting Person
	IN


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CUSIP No. 949485106
	  ---------


-----------------------------------------------------------------------
1.  Names of Reporting Persons.

	Marty Adams

-----------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
(a) [x]

(b)

-----------------------------------------------------------------------
3.  SEC Use Only

-----------------------------------------------------------------------
4.  Citizenship or Place of Organization

United States

-----------------------------------------------------------------------

				5. Sole Voting Power
					NONE
   Number of 			---------------------------------------
    Shares  			6. Shared Voting Power
   Beneficially 			203,189
    Owned by 			---------------------------------------
     Each 			7. Sole Dispositive Power
   Reporting 				NONE
   Person With:			---------------------------------------
				8. Shared Dispositive Power
					203,189

-----------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

	203,189

-----------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [ ]

-----------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
	8.2%

-----------------------------------------------------------------------
12.  Type of Reporting Person
	IN


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CUSIP No. 949485106
	  ---------


-----------------------------------------------------------------------
1.  Names of Reporting Persons.

	Umberto Fedeli

-----------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
(a) [x]

(b)

-----------------------------------------------------------------------
3.  SEC Use Only

-----------------------------------------------------------------------
4.  Citizenship or Place of Organization

United States

-----------------------------------------------------------------------

				5. Sole Voting Power
					NONE
   Number of 			---------------------------------------
    Shares  			6. Shared Voting Power
   Beneficially 			203,189
    Owned by 			---------------------------------------
     Each 			7. Sole Dispositive Power
   Reporting 				NONE
   Person With:			---------------------------------------
				8. Shared Dispositive Power
					203,189

-----------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

	203,189

-----------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [ ]

-----------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
	8.2%

-----------------------------------------------------------------------
12.  Type of Reporting Person
	IN


-----------------------------------------------------------------------






CUSIP No. 949485106
	  ---------


-----------------------------------------------------------------------
1.  Names of Reporting Persons.

	Strategic Value Bank Partners LLC

-----------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
(a) [x]

(b)

-----------------------------------------------------------------------
3.  SEC Use Only

-----------------------------------------------------------------------
4.  Citizenship or Place of Organization

United States

-----------------------------------------------------------------------

				5. Sole Voting Power
					NONE
   Number of 			---------------------------------------
    Shares  			6. Shared Voting Power
   Beneficially 			203,189
    Owned by 			---------------------------------------
     Each 			7. Sole Dispositive Power
   Reporting 				NONE
   Person With:			---------------------------------------
				8. Shared Dispositive Power
					203,189

-----------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

	203,189

-----------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [ ]

-----------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
	8.2%

-----------------------------------------------------------------------
12.  Type of Reporting Person
	OO


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CUSIP No. 949485106
	  ---------

ITEM 1.
       (a) 	Name of Issuer:

       		Wellesley Bancorp, Inc.

       (b) 	Address of Issuer's Principal Executive Offices:

		40 Central Street,
		Wellesley, MA 02482
ITEM 2.
       (a) 	Name of Person Filing:

		i.Strategic Value Investors, LP is a
		Delaware limited partnership.

		ii.Ben Mackovak (Mackovak), who serves as a managing member of Strategic Value Bank Partners LLC.

		iii.Marty Adams (Adams), who serves as a managing member of Strategic Value Bank Partners LLC.

		iv.Umberto Fedeli (Fedeli), who serves as a managing member of Strategic Value Bank Partners LLC.

		v.Strategic Value Bank Partners LLC, a Ohio Limited Liability company, which serves as the general partners of Strategic Value Investors, LP.

	(b) 	Address of Principal Business Office, or if None, Residence:

		The address of the business office of each of the Reporting Person is 2000 Auburn Drive, Suite 300,Beachwood,
		OH 44122

   	(c) 	Citizenship:

		Strategic Value Investors is organized under the laws of the State of Delaware. Strategic Value Bank Partners LLC is organized under the laws of the state of Ohio. Each of Messrs. Mackovak, Adams and Fedeli is a citizen of the United States of America.

       (d) 	Title of Class of Securities:

		Common Stock, par value $0.01

       (e) 	CUSIP Number:

		949485106


ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR
 		240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


		(a) [ ] Broker or dealer registered under Section 15 of
			the Act  (15 U.S.C. 78o).

		(b) [ ] Bank as defined in Section 3(a)(6) of the Act
			(15 U.S.C. 78c).

		(c) [ ]	Insurance company as defined in Section 3(a)(19)
			of the Act (15 U.S.C. 78c).

		(d)[ ]	Investment company registered under Section 8 of
 			the Investment Company Act of 1940 (15 U.S.C. 80a-8).

		(e)[x] 	An investment adviser in accordance with
			ss.240.13d-1(b)(1)(ii)(E);

		(f)[ ] 	An employee benefit plan or endowment fund in
			accordance with ss.240.13d-1(b)(1)(ii)(F);

		(g) [ ] A parent holding company or control person in
			accordance with ss.240.13d-1(b)(1)(ii)(G);

		(h) [ ] A savings associations as defined in Section 3(b)
			of the Federal Deposit Insurance Act
			(12 U.S.C. 1813);

		(i) [ ] A church plan that is excluded from the definition
			of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

All ownership information reported in this item 4 is as of February 8, 2017.

Strategic Value Investors, LP
       (a) Amount beneficially owned: 203,189

       (b) Percent of class: 8.2%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 203,189

       	(iii) Sole power to dispose or to direct the disposition of: -0-

       	(iv) Shared power to dispose or to direct the disposition of: 203,189

Ben Mackovak
       (a) Amount beneficially owned: 203,189

       (b) Percent of class: 8.2%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 203,189

       	(iii) Sole power to dispose or to direct the disposition of: -0-

	(iv) Shared power to dispose or to direct the disposition of: 203,189

Marty Adams
       (a) Amount beneficially owned: 203,189

       (b) Percent of class: 8.2%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 203,189

       	(iii) Sole power to dispose or to direct the disposition of: -0-

	(iv) Shared power to dispose or to direct the disposition of: 203,189

Umberto Fedeli
       (a) Amount beneficially owned: 203,189

       (b) Percent of class: 8.2%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 203,189

       	(iii) Sole power to dispose or to direct the disposition of: -0-

	(iv) Shared power to dispose or to direct the disposition of: 203,189



Strategic Value Bank Partners LLC
       (a) Amount beneficially owned: 203,189

       (b) Percent of class: 8.2%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 203,189

       	(iii) Sole power to dispose or to direct the disposition of: -0-

	(iv) Shared power to dispose or to direct the disposition of: 203,189



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

	Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

	Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE  PARENT HOLDING COMPANY.

	Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

	See Item 2.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

	Not Applicable.


ITEM 10. CERTIFICATIONS.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for thepurpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 8, 2017



					/s/ Ben Mackovak
					-------------------------------
					Ben Mackovak, as Managing Member of
					Strategic Value Bank Partners LLC, for
					itself and as the general Partner of
					Strategic Value Investors LP.